Reg No. 333-2347

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-2

POST-EFFECTIVE AMENDMENT NO. 9
TO
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

C.M. LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

CONNECTICUT
(State or other jurisdiction of incorporation or organization)

06-1041383
(I.R.S. Employer Identification No.)

140 Garden Street
Hartford, Connecticut 06154
(800) 234-5606
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Liguori
Senior Vice President
C.M. Life Insurance Company
140 Garden Street
Hartford, CT 06154
(800) 234-5606
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box    ☐

DEREGISTRATION OF SECURITIES AND WITHDRAWAL OF REGISTRATION STATEMENT

Pursuant to Registration Statement No. 333-2347 on Form S-2, C.M. Life Insurance Company (“CM Life”) registered a fixed annuity account with an interest rate factor adjustment feature (the “fixed account”). The fixed account is an investment option available under a variable annuity contract. Owners of the variable annuity contract may allocate purchase payments to underlying funds and/or the fixed account. The variable annuity contract is registered on Form N-4 (Registration Statement No. 33-45122).

The fixed account permits the assessment of an interest rate factor adjustment upon a withdrawal of contract value. Depending upon the interest rate environment in effect at the time of the withdrawal, the interest rate factor adjustment can increase the amount of the withdrawal payment or decrease the amount of the withdrawal payment. The fixed account was designed so that under certain interest rate environments, the interest rate factor adjustment could result in a contract owner receiving a withdrawal amount that was lower than the amount of his/her purchase payment(s). Therefore, CM Life registered interests in the fixed account as a security.

Effective January 2, 2003, CM Life has redesigned the interest rate factor adjustment feature. The application of the interest rate factor adjustment upon a withdrawal of contract value from the fixed account can still increase the amount of the withdrawal payment or decrease the amount of the withdrawal payment. However, as a result of the redesign of the interest rate factor adjustment feature, the assessment of the market value adjustment will never result in a payment that is lower than if interest had been credited at 3%.

As a result of this redesign, CM Life considers the fixed account to no longer be a security, is terminating the offering of the security, and will no longer file Registration Statement No. 333-2347 on Form S-2. Pursuant to Item 512(a)(3) of Regulation S-K, CM Life withdraws the remaining unsold securities from Registration Statement No. 333-2347.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has caused this Post-Effective Amendment No. 9 to Registration Statement No. 333-2347 (formerly 33-85988) to be signed on its behalf by the undersigned thereunto duly authorized, all in the city of Springfield and the Commonwealth of Massachusetts, on the 16th day of December, 2002.

C.M. LIFE INSURANCE COMPANY (Registrant)

By:	/s/ ROBERT J. O’CONNELL*
Robert J. O’Connell Chairman, Director, President and Chief Executive Officer C.M. Life Insurance Company

By:	/s/ RICHARD M. HOWE
*Richard M. Howe

On December 16, 2002, as Attorney-in-Fact pursuant to power of attorney

As required by the Securities Act of 1933, this Post-Effective Amendment No. 9 to Registration Statement No. 333-2347 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT J. O’CONNELL* Robert J. O’Connell	Chairman, Director, President and Chief Executive Officer	December 16, 2002

/s/ HOWARD GUNTON* Howard Gunton	Director and Executive Vice President and Chief Financial Officer	December 16, 2002

/s/ EFREM MARDER* Efrem Marder	Director	December 16, 2002

/s/ ISADORE JERMYN* Isadore Jermyn	Director	December 16, 2002

/s/ LAWRENCE V. BURKETT, JR.* Lawrence V. Burkett, Jr.	Director	December 16, 2002

/s/ RICHARD M. HOWE* Richard M. Howe	On December 16, 2002, as Attorney-in-Fact pursuant to powers of attorney.

II-1

LIST OF EXHIBITS

Exhibit 24	(f)	Power of Attorney for Howard Gunton